Exhibit 3.1

AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MODERN MEDIA ACQUISITION CORP.

Pursuant to Section 245 of the

Delaware General Corporation Law

The undersigned, being a duly authorized officer of MODERN MEDIA ACQUISITION CORP. (the “Corporation”), a corporation existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Modern Media Acquisition Corp.

2.

The Corporation’s original certificate of incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 3, 2017. An amended and restated certificate of incorporation was filed with the Secretary of State on February 15, 2017 (the “First Amended and Restated Certificate”).

3.

The second amended and restated certificate of incorporation, which restated and further amended the provisions of the First Amended and Restated Certificate, was filed with the Secretary of State on May 17, 2017 (the “Second Amended and Restated Certificate”).

4.	The first amendment to the Second Amended and Restated Certificate, which amended the Second Amended and Restated Certificate, was filed with the Secretary of State on February 13, 2019.

5.	This Amendment to the Second Amended and Restated Certificate (this “Amendment”) amends the Second Amended and Restated Certificate, as amended.

6.

This Amendment was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Sections 242 and 245 the General Corporation Law of the State of Delaware (the “DGCL”).

7.	The text of Article X, Section 1(b) is hereby amended and restated to read in full as follows:

“(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters’ over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on March 8, 2017, and has been amended or supplemented from time to time, including after the effectiveness thereof (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”), established for the benefit of the Corporation’s Public Stockholders (as defined below) and maintained by Continental Stock Transfer & Trust Company, pursuant to a trust agreement described in the Registration Statement (the “Trust Agreement”). Except for the withdrawal of interest to pay taxes, none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of any of the Offering Shares (as defined below) as described in Article X, Section 7 and (iii) the redemption of 100% of the Offering Shares if the Corporation is unable to complete its initial Business Combination by September 17, 2019. Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of Modern Media Sponsor, LLC (the “Sponsor”), or officers or directors of the Corporation) are referred to herein as “Public Stockholders”; provided, however, that the Sponsor and certain of the Corporation’s directors holding issued and outstanding shares of the Corporation’s Common Stock immediately prior to the Offering the (“Founders Shares”) that are also Public Stockholders will only be treated as a Public Stockholder for purposes of the Offering Shares held by such holder, and not with respect to such holder’s Founder Shares.”

8.	The text of Article X, Section 2(d) is hereby amended and restated to read in full as follows:

“(d) In the event that the Corporation has not completed a Business Combination by September 17, 2019, the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (a) the aggregate amount then on deposit in the Trust Account, including interest earned on the trust account deposits (which interest shall be net of taxes payable and less up to $50,000 to pay dissolution expenses), by (b) the total number of then outstanding Offering Shares, which redemption will completely extinguish the rights of the Public Stockholders as stockholders of the Corporation with respect to their Offering Shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in each case to the Corporation’s obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law.”

9.	The text of Article X, Section 7 is hereby amended and restated to read in full as follows:

“Section 7. Additional Redemption Rights. If, in accordance with Section 1(a) of this Article X, any amendment is made to Section 2(d) of this Article X that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not completed its initial Business Combination by September 17, 2019, the Public Stockholders shall be provided with the opportunity to redeem their Offering Shares upon the approval of any such amendment at a per-share price, payable in cash, equal to the quotient obtained by dividing (i) the aggregate amount then on deposit in the Trust Account as of two business days prior to the approval of such amendment, including interest earned on the Trust Account deposits (which interest shall be net of taxes payable), by (ii) the total number of then outstanding Offering Shares. The Corporation’s ability to provide such opportunity is subject to the Redemption Limitation.”

IN WITNESS WHEREOF, I have signed this Amendment this 14th day of June, 2019.

/s/ Lewis W. Dickey, Jr.
Name: Lewis W. Dickey, Jr.
Title: President and Chief Executive Officer

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